Exhibit 99.(n)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-2 of Eagle Growth and Income Opportunities Fund (the “Fund”) filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated May 22, 2015, relating to our audit of the Fund’s statement of assets and liabilities as of May 19, 2015, appearing in the Statement of Additional Information, which is a part of the Registration Statement (Form N-2 No. 333-188388).

We also consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in such Prospectus and SAI.

/s/ McGladrey LLP

Boston, Massachusetts

June 18, 2015